As filed with the Securities and Exchange Commission on June 25, 2013

Registration No. 333-133662

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY FINANCIAL SHARES, INC.

(exact name of registrant as specified in its charter)

Maryland	36-4387843
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

357 Roosevelt Road

Glen Ellyn, Illinois 60137

(630) 545-0900

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Community Financial Shares, Inc.

Non-Qualified Stock Option Plan

(Full Title of the Plan)

Copies to:
Scott W. Hamer	Edward G. Olifer, Esq.
President and Chief Executive Officer	Aaron M. Kaslow, Esq.
Community Financial Shares, Inc.	Kilpatrick Townsend & Stockton LLP
357 Roosevelt Road	607 14th Street, NW, Suite 900
Glen Ellyn, Illinois 60137	Washington, D.C. 20005
(630) 545-0900	(202) 508-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	45,000	$27.60	$1,242,000	$133 (2)

(1)	This Registration Statement includes any additional shares of the registrant’s common stock that may be issued pursuant to anti-dilution provisions contained in the plan.
(2)	Previously paid.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462

Explanatory Note

Effective as of June 25, 2013, Community Financial Shares, Inc. changed its state of incorporation from Delaware to Maryland. This reincorporation was effectuated by a merger (the “Reincorporation Merger”) of Community Financial Shares, Inc., a Delaware corporation (“CFIS-Delaware”), with and into Community Financial Shares, Inc., a Maryland corporation (“CFIS- Maryland”), then a wholly owned Maryland subsidiary established for such purpose. The Reincorporation Merger was approved by the requisite vote of stockholders at CFIS-Delaware’s Annual Meeting of Stockholders on June 13, 2013. As a result of the Reincorporation Merger, CFIS-Maryland is deemed to be the successor issuer of CFIS- Delaware under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). CFIS-Delaware and CFIS-Maryland, as issuer and successor issuer, respectively, under Rule 12g-3 of the Exchange Act, are collectively referred to herein as the “Registrant.”

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333-133662 (the “Registration Statement”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statement as a result of the Registrant’s reincorporation in the State of Maryland from the State of Delaware via the Reincorporation Merger.

In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, as successor issuer to CFIS-Delaware pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have heretofore been filed by Community Financial Shares, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on March 29, 2013;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 14, 2013;

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on June 13, 2013, June 19, 2013 and June 25, 2013; and

(d)	the description of the Company’s Common Stock, $0.01 par value per share, contained in the Company’s Form 10 filed with the Commission on May 2, 2005, as subsequently amended via the Company’s Form 10 Amendment No. 2, filed with the Commission on June 25, 2013.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers and Plan Administrator

Pursuant to the provisions of the Maryland Code, the registrant has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations, for liabilities incurred in connection with services performed in good faith for the registrant.

Article XII of the registrant’s Bylaws provides that:

The corporation shall indemnify and advance expenses to any and all directors, officers, employees and agents of the corporation to the fullest extent permitted by Section 2-418 of the Maryland Code, as the same may be amended and supplemented, unless it is established that (i) the act or omission was material to the matter giving rise to the liability and was omitted in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services, or (ii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The rights to indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons’ official capacity and as to action in another capacity while holding such directorship, office, employment or agency, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Neither the repeal nor modification of this Article XII, or the adoption of any provision to these Articles of Incorporation that is inconsistent with this Article XII, shall eliminate, restrict or otherwise adversely affect any right or protection of any such person existing hereunder with respect to any act or omission occurring prior to such repeal, modification or adoption of an inconsistent provision.

The Maryland Code permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The Maryland Code provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The Maryland Code also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Similar to the Delaware Code, the Maryland Code provides that unless otherwise provided in the corporation’s charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

The Maryland Code provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of the registrant pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

5.1	Opinion of Kilpatrick Townsend & Stockton LLP
10.1	Community Financial Shares, Inc. Non-Qualified Stock Option Plan (Previously filed)
23.1	Consent of BKD LLP
23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)–(g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Ellyn, State of Illinois, on June 25, 2013.

COMMUNITY FINANCIAL SHARES, INC.

By:	/s/ Scott W. Hamer
Scott W. Hamer
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Scott W. Hamer	President, Chief Executive Officer	June 25, 2013
Scott W. Hamer	and Director
(principal executive officer)

/s/ Eric J. Wedeen	Vice President and Chief	June 25, 2013
Eric J. Wedeen	Financial Officer
(principal accounting and financialofficer)

/s/ Donald H. Wilson	Chairman of the Board of Directors	June 25, 2013
Donald H. Wilson

Director
Penny A. Belke

/s/ Raymond A. Dieter, Jr.	Director	June 25, 2013
Raymond A. Dieter, Jr.

/s/ Christopher M. Hurst	Director	June 25, 2013
Christopher M. Hurst

/s/ Mary Beth Moran	Director	June 25, 2013
Mary Beth Moran

/s/ John M. Mulherin	Director	June 25, 2013
John M. Mulherin

Director
Daniel Strauss